As filed with the Securities and Exchange Commission on September  24,
1999

                                                      Registration No. 333-
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              SMART & FINAL INC.
            (Exact name of registrant as specified in its charter)

         Delaware                                              95-4079584
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                             Identification No.)


                               600 Citadel Drive
                          Commerce, California  90040
  (Address, including zip code, of Registrant's principal executive offices)

             SMART & FINAL INC. LONG-TERM EQUITY COMPENSATION PLAN
              SMART & FINAL INC. NON-EMPLOYEE DIRECTOR STOCK PLAN
                           (Full titles of the plans)

                            Donald G. Alvarado, Esq.
              Senior Vice President, General Counsel & Secretary
                              Smart & Final Inc.
                              600 Citadel Drive
                          Commerce, California 90040
                                (323) 869-7500
(Name, address and telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

                               Proposed
                               Maximum         Proposed
Title of        Amount         Offering        Maximum             Amount of
Securities to   to be          Price           Aggregate           Registration
be Registered   Registered(1)  Per Share(2)    Offering Price (2)  Fee
--------------------------------------------------------------------------------
Common Stock,
$0.01 par value 1,308,595      $9.6822         $12,670,078.51    $3,522.28
--------------------------------------------------------------------------------

(1) Includes 1,200,000 shares to be registered under the Smart & Final Inc. Long-Term Equity Compensation Plan (the "Compensation Plan"), and 108,595 shares to be registered under the Smart & Final Inc. Non-Employee Director Stock Plan (the "Director Plan"). Excludes 1,270,000 shares reserved under the Compensation Plan and 16,405 shares reserved under the Director Plan as previously registered on Form S-8 Registration Statement No. 333-35243.

(2) The Proposed Maximum Offering Price Per Share was estimated in part pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), and, in part, pursuant to Rule 457(c) under the Securities Act. With respect to 801,705 shares subject to outstanding options to purchase Common Stock under the Compensation Plan, the Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(h), under which the per share price of options to purchase stock under an employee stock option plan may be estimated by reference to the exercise price of such options. The weighted average exercise price of the 801,705 shares subject to outstanding options under the Compensation Plan is $9.58. With respect to the (i) 398,295 shares of Common Stock available for future grant under the Compensation Plan, (ii) 22,005 shares of Common Stock previously issued under the Director Plan (but not registered on Form S-8) and included in the reoffer prospectus filed herewith, and (iii) 86,590 shares of Common Stock available for issuance under the Director Plan, the estimated Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) whereby the per share price was determined by reference to the average between the high and low price reported on the New York Stock Exchange on September 22, 1999, which average was $9.84375. The number referenced in the table above under "Proposed Maximum Offering Price Per Share" represents a weighted average of the foregoing estimates calculated in accordance with Rules 457(h) and 457(c).

              EXPLANATORY NOTE TO FORM S-8 REGISTRATION STATEMENT

A reoffer prospectus, relating to certain previously issued shares and prepared in accordance with the requirements of Part I of Form S-3, is hereby filed with the Commission in the form set forth immediately below, as part of this Registration Statement. The Section 10(a) prospectus, to be delivered to participating employees under the plans to which this registration statement relates, is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.


PROSPECTUS


                              SMART & FINAL INC.


                        22,005 Shares of Common Stock


     The selling stockholders named below in this prospectus are selling 22,005 shares of Smart & Final common stock that were previously issued to them under the Smart & Final Non-Employee Director Stock Plan. Smart & Final will not receive any proceeds from the sale of these 22,005 shares.

     Our common stock is traded on the New York Stock Exchange under the symbol "SMF". On September 22, 1999, the last reported sale price for the common stock was $9.875 per share.

     Investing in Smart & Final common stock involves certain risks referred to under the caption "Risks and Forward Looking Statements" in this prospectus.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


              The date of this prospectus is September 24, 1999.

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities in any state or other jurisdiction in which the offer or solicitation is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

     In this prospectus, "Smart & Final," "we," "us" and "our" refer to Smart & Final Inc. and its consolidated subsidiaries, unless the context specifically indicates otherwise.

                               Table of Contents


                                                            Page
                                                            ----
                    Available Information                      2
                    Smart & Final Inc.                         3
                    Risks and Forward Looking Statements       3
                    Selling Stockholders                       4
                    Plan of Distribution                       5
                    Experts                                    6

                             Available Information

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our recent SEC filings also are available to you at the SEC's web site at http://www.sec.gov.

     This prospectus, which constitutes a part of a registration statement on Form S-8 filed by us with the SEC under the Securities Act of 1933, omits certain of the information set forth in the registration statement.
Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the documents listed below and, until this offering has been completed, any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934: (1) Annual Report on Form 10-K for the year ended January 3, 1999, as amended on Form 10-K/A filed on April 2,

1999; (2) Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 1999; (3) Quarterly Report on Form 10-Q for the fiscal quarter ended June 20, 1999; (4) Current Reports on Form 8-K filed February 25, 1999 and March 4, 1999; and (5) the description of the common stock contained in Smart & Final's Registration Statement on Form 8-A filed with the SEC on July 19, 1991, and any subsequent filing which updates the description.

     We will provide each person to whom this prospectus is delivered, including any beneficial owner of our shares, copies of these filings, upon request at no cost, by writing or telephoning us at the address set forth below. You may also obtain certain of these documents by accessing our web site at http://www.smartandfinal.com.

   Smart & Final Inc., 600 Citadel Drive, City of Commerce, California 90040
              Attention: Corporate Communications (323) 869-7500

                              Smart & Final Inc.

     Smart & Final operates its business in two segments, stores and foodservice, through a number of subsidiary corporations.

     Smart & Final operated 209 non-membership warehouse grocery stores at the end of fiscal 1998 in California, Oregon, Washington, Arizona, Nevada, Idaho, and Florida. Smart & Final also operated six stores in Mexico through a joint venture with a Mexican company. The stores offer a selection of approximately 10,000 food items, supplies and equipment, primarily in institutional sizes and quantities targeted at small food service businesses and other customer groups.

     Smart & Final also operates traditional foodservice distribution businesses through several subsidiaries and divisions in northern California and Florida. These businesses offer a broad assortment of fresh, frozen and dry foods along with other consumable supplies, food related services, and restaurant equipment. Customers include restaurants, coffee shops, institutions, hotels and cruise ships.

                     Risks and Forward Looking Statements

     Smart & Final encourages you to review the financial statements and other information provided in the reports and other documents it files under the Securities Exchange Act of 1934, as described under "Available Information" in this prospectus. We have also described certain risks relating to our business and investing in our stock in the final prospectus filed with the SEC on May 14, 1999, pursuant to a registration statement on Form S-3 filed with the SEC on April 2, 1999 and amended on May 4, 1999, relating to a rights offering we completed in June 1999.

     You should carefully consider the risks of investing in Smart & Final common stock before deciding to purchase shares offered by this prospectus. Our shares are subject to significant investment risks. Many factors, including the risks we have identified in filings we make with the SEC and other risks we have not recognized, could cause Smart & Final's operating results to be different from our expectations and plans.

     Documents referred to or incorporated by reference in this prospectus may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Our statements of plans, intentions, objectives and future economic or operating performance contained in this prospectus are forward-looking statements. Forward-looking statements include but are not limited to statements containing terms such as "believes," "does not believe," "no reason to believe," "expects," "plans," "intends," "estimates," "anticipated" or "anticipates."

     Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from results anticipated in the forward-looking statements. To the extent we make cautionary statements in documents incorporated by reference in this prospectus, you should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in the materials referred to in this prospectus or the materials incorporated by reference into this prospectus. No forward-looking statement is a guarantee or promise of future performance.

                             Selling Stockholders

     The following individuals are eligible under this prospectus to sell the number of shares of common stock stated in the table below under "Shares Registered for Sale." Each individual may elect to sell all, a portion, or none of the shares indicated. Each individual named is or was a "non-employee" member of the Smart & Final Board of Directors.

                           Shares              Shares             Shares
Name                     Owned Before        Registered        Owned After
                           Offering           For Sale          Offering
----                       --------           --------         ---------
Pierre B. Bouchut          25,938                2,445           23,493
Jean-Louis Bourgier         9,740                1,490            8,250
Christian P. Couvreux      11,082                1,490            9,592
Timm F. Crull              27,504                2,445           25,059
James S. Gold              30,050                2,445           27,605
Antoine Guichard            3,522                2,445            1,077
David J. McLaughlin        35,153                2,445           32,708
Thomas G. Plaskett         26,938                2,445           24,493
Georges Plassat               955                  955                -
Ross E. Roeder             39,106                  955           38,151
Louis E. Scott              7,939                  955            6,984
Etienne Snollaerts          1,917                1,490              427

                          219,844               22,005          197,839

     The number of shares owned is computed in accordance with SEC rules defining beneficial ownership. The total of the shares listed as owned before the offering is less than 1% of the outstanding shares of common stock.

                             Plan of Distribution

     Smart & Final has registered with the SEC 22,005 shares of its common stock on behalf of the selling stockholders named above and on behalf of any donees and pledgees who receive and sell these shares from a named selling stockholder after the date of this prospectus. Smart & Final is paying the fees, expenses and costs of that registration. The holders selling the registered shares will pay any applicable brokerage commission or other selling expenses.

     The holders of the registered shares may sell the shares in one or more types of transactions on the NYSE, in the over-the-counter market, in negotiated transactions, through block transactions, put or call option transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Individuals who are not then subject as insiders to the restrictions of Section 16(c) of the Securities Exchange Act of 1934 may also "sell short" the registered shares. These transactions may or may not involve brokers or dealers.

     The named selling stockholders have advised Smart & Final that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the registered shares.

     The holders of the registered shares may effect sales by selling the shares directly to purchasers or through broker-dealers, which may act as agents or principals and may receive compensation in the form of discounts, concessions or commissions from the sellers and/or purchasers of the shares. This compensation may exceed customary commissions.

     The holders selling registered shares and broker-dealers acting in those transactions might be regarded as "underwriters" under Section 2(11) of the Securities Act of 1933, as amended, and compensation received by the broker-dealers and any profit on resale of those shares sold by them while acting as principals might be regarded as underwriting discounts or commissions under that Act. Smart & Final may indemnify a named selling stockholder against certain liabilities, including those arising under that Act. The selling stockholders may also agree to indemnify any agent, dealer or broker-dealer that participates in sales of registered shares against certain liabilities, including those arising under that Act.

     Because holders selling registered shares may be considered "underwriters" as noted above, the holders may be required to comply with the "prospectus delivery" requirements of the Securities Act of 1933, as amended, which may require delivery through the facilities of the NYSE in compliance with SEC Rule
153. In addition, the anti-manipulative provisions of SEC Regulation M may apply to sales by holders of registered shares in the market.

     The holders of registered shares also may resell all or a portion of the shares (and any other eligible shares they own) in open market transactions in reliance on SEC Rule 144, provided that the applicable volume limitation, unsolicited broker transaction, filing and other requirements of Rule 144 are satisfied.

     If a named holder of registered shares informs Smart & Final that a donee or pledgee intends to sell more than 500 shares, a supplement to that effect for this prospectus will be filed with the SEC.

     If a holder of registered shares notifies Smart & Final that the holder has entered into a material arrangement with a broker-dealer for the sale of shares, a supplement to this prospectus will be filed, if required, pursuant to SEC Rule 424(b) disclosing certain additional information.

                                    Experts

     The financial statements and schedules incorporated by reference in this prospectus and elsewhere in this registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

     There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission"):

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended January 3, 1999, as amended on Form 10-K/A filed on April 2, 1999.

     (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 28, 1999, filed with the Commission on May 3, 1999.

     (c) The Registrant's Current Reports on Form 8-K filed with the Commission on February 25, 1999 and March 4, 1999.

     (d) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 20, 1999, filed with the Commission on August 3, 1999.

     (e) The description of the Registrant's Common Stock to be offered hereby is contained in the Registrant's Registration Statement on Form 8-A filed with the Commission on July 19, 1991 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the Certificate of Incorporation of the Registrant contains provisions which eliminate the personal liability of the its directors for monetary damages resulting from breaches of their fiduciary duty other than liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL permits, and under certain circumstances requires, the Registrant to indemnify its directors, officers, employees, and agents subject to certain conditions and limitations. The Registrant's Bylaws contain provisions to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. In addition, the Registrant maintains officers' and directors' liability insurance which insures against liabilities that its officers and directors may incur in such capacities. A Registration Rights Agreement dated as of August 6, 1991, as amended, among the Registrant, Casino USA and Robert J. Emmons, provides for indemnification by Casino USA and Mr. Emmons of the directors and officers of the Company signing a registration statement filed pursuant to such agreement and certain controlling persons of the Company against certain liabilities, including those arising under the Securities Act. Casino USA beneficially owns in excess of 57% of the outstanding shares of the Registrant's Common Stock, and Mr. Emmons is the former Chairman of the Registrant's Board of Directors.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

     The 22,005 shares included in the reoffer prospectus set forth in this Registration Statement were issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended, solely to non-employee directors of the Registrant pursuant to the Director Plan.

ITEM 8.   EXHIBITS.

     EXHIBIT
     NUMBER
     ------

     5.1      Opinion of Counsel as to legality of securities being registered.
     10.89 Smart & Final Inc. Long-Term Equity Compensation Plan, as amended(1)
     10.120   Smart & Final Inc. Non-Employee Director Stock Plan, as amended(1)
     23.1     Consent of Arthur Andersen LLP, Independent Auditors
     23.2     Consent of Counsel (contained in Exhibit 5.1)
     24.1     Power of Attorney (contained on signature pages)

(1) Incorporated by reference to similarly numbered exhibits filed with the Registrant's Form 10-Q for the quarterly period ended June 20, 1999.

ITEM 9.   UNDERTAKINGS.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a) (1)(i) and (a) (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Commerce, State of California, on September 15, 1999.

                                SMART & FINAL INC.

                                By       /s/ Martin A. Lynch
                                    -----------------------------------------
                                    Martin A. Lynch
                                    Executive Vice President,
                                    Chief Financial Officer and Principal
                                    Accounting Officer of the Company



                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ross E. Roeder, and Martin A. Lynch, or either of them, his attorneys-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                          Title                     Date
     ---------                          -----                     ----


  /s/ Ross E. Roeder        Chairman of the Board,            September 15, 1999
------------------------
Ross E. Roeder              Chief Executive Officer and
                            Director
                            (Principal Executive Officer)


  /s/Martin A. Lynch        Executive Vice President,         September 15, 1999
------------------------
Martin A. Lynch             and Chief
                            Financial Officer
                            (Principal Financial Officer and
                            Principal Accounting Officer)

  /s/ Pierre Bouchut               Director        September 15, 1999
----------------------------
Pierre Bouchut


  /s/ Christian P. Couvreux        Director        September 15, 1999
----------------------------
Christian P. Couvreux


  /s/ Timm F. Crull                Director        September 15, 1999
----------------------------
Timm F. Crull


      /s/ James S. Gold            Director        September 15, 1999
----------------------------
James S. Gold


  /s/ Antoine Guichard             Director        September 15, 1999
----------------------------
Antoine Guichard


  /s/ David J. McLaughlin          Director        September 15, 1999
----------------------------
David J. McLaughlin


  /s/ Joel-Andre Ornstein          Director        September 15, 1999
----------------------------
Joel-Andre Ornstein



  /s/ Thomas G. Plaskett           Director        September 15, 1999
----------------------------
Thomas G. Plaskett


  /s/ Etienne Snollaerts           Director        September 15, 1999
----------------------------
Etienne Snollaerts

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549
                       ________________________________

                                   EXHIBITS
                       ________________________________

                      Registration Statement on Form S-8

                              Smart & Final Inc.


                               INDEX TO EXHIBITS


        EXHIBIT
        NUMBER
        ------


5.1       Opinion of Counsel as to legality of securities being registered.
10.71     Smart & Final Inc. Long-Term Equity Compensation Plan, as amended (1)
10.72     Smart & Final Inc. Non-Employee Director Stock Plan, as amended (1)
23.1      Consent of Arthur Andersen LLP, Independent Auditors
23.2      Consent of Counsel (contained in Exhibit 5.1)
24.1      Power of Attorney (contained on signature pages)

(1) Incorporated by reference to similarly numbered exhibits filed with the Registrant's Form 10-Q for the quarterly period ended June 20, 1999.